     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2000
                              REGISTRATION NO. 333-32204

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         AURORA BIOSCIENCES CORPORATION
             (Exact name of Registrant as specified in its charter)

               DELAWARE                             33-0669859
     (State or other jurisdiction                (I.R.S. Employer
           of incorporation                    Identification Number)
           or organization)

                              11010 TORREYANA ROAD
                               SAN DIEGO, CA 92121
                                 (858) 404-6600
                        (Address, including zip code, and
                           telephone number, including
                           area code, of Registrant's
                               principal executive
                                    offices)

                              STUART J.M. COLLINSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         AURORA BIOSCIENCES CORPORATION
                              11010 TORREYANA ROAD
                               SAN DIEGO, CA 92121
                                 (858) 404-6600

                       (Name, address, including zip code,
                         and telephone number, including
                        area code, of agent for service)

                                   Copies to:
                              THOMAS A. COLL, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121
                                 (858) 550-6000

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration
                          Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF

THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



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                   SUBJECT TO COMPLETION, DATED MARCH 22, 2000



PROSPECTUS



                                1,800,000 SHARES

                         AURORA BIOSCIENCES CORPORATION

                                  COMMON STOCK




We are registering our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the Nasdaq National Market under the symbol "ABSC." On March 21, 2000, the last reported sales price for our common stock, was $50.13 per share.




INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 2.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                 The date of this prospectus is ____________, 2000.



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                         AURORA BIOSCIENCES CORPORATION


     We design, develop and commercialize advanced drug discovery technologies, services and instrumentation to accelerate the discovery of new medicines, the principal components of which are our genomics, assay and automated system technologies. Our technology platform provides an advanced way to identify commercially useful targets, enable rapid assay development and rapidly test compounds for use as potential new medicines that act upon those targets. Thus, our technology is designed to address the most significant new bottlenecks in the drug discovery process. We are launching a proprietary large-scale biology program to identify proteins involved in disease, or targets, rapidly incorporate these targets into tests, or assays, that measure activity in targets and then rapidly screen hundreds of thousands of compounds against these assays to identify potential drugs. Our ultra-high throughput screening system, known as the UHTSS, is designed to screen over one hundred thousand compounds per day against targets. We believe many of our technologies have been commercially validated by over fifteen major pharmaceutical and biotechnology companies in the form of commercialization agreements for discovery services, licenses or instrumentation.


        Our executive offices are located at 11010 Torreyana Road, San Diego, California 92121, and our telephone number is (858) 404-6600.




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                                  RISK FACTORS


     You should carefully consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, before deciding whether to invest in our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE MAY NOT BE ABLE TO COMMERCIALIZE SUCCESSFULLY OUR NEW TECHNOLOGIES OR PRODUCTS, WHICH COULD CAUSE US TO BE UNPROFITABLE OR LEAD TO LOSS OF BUSINESS.

     You should evaluate our business in light of the uncertainties and complexities affecting a growing technology company. Our proprietary technologies and products are new and in development. In particular, our patented ultra-high throughput screening system, or UHTSS, our automated master compound store, or AMCS, and our methods of assay development and screening targets incorporate new and unproven approaches to the discovery of potential medicines. For example:

     - our fluorescent assay technologies and instruments have only recently begun to be used in the drug discovery process and to our knowledge have never been used in the discovery of any medicine that has been commercialized;

     - our UHTSS and AMCS technologies have yet to, and may never, be implemented as fully operational systems;

     - our UHTSS and AMCS will require significant additional investment and development prior to commencement of full-scale commercial operation, including software integration with complex instrumentation and testing to validate performance; and

     - some of the instrumentation and software expected to comprise our UHTSS and AMCS have not yet been used in commercial applications.

     Many of these technologies have not been validated or developed at levels necessary to screen small volumes, and we cannot assure you that UHTSS and AMCS technologies will achieve expected performance levels at these scales. If we are unable to commercialize successfully the UHTSS or AMCS or if we are unable to commercialize successfully our screening methods, we may not be able to achieve our business objectives or build a sustainable or profitable business.

IF WE DO NOT TIMELY AND SUCCESSFULLY COMPLETE THE DEVELOPMENT OF OUR UHTSS OR AMCS, OUR RELATIONSHIPS WITH OUR CUSTOMERS COULD BE HARMED, WE COULD BE SUBJECT TO CONTRACTUAL DISPUTES AND WE COULD BE REQUIRED TO PAY FINANCIAL PENALTIES TO OUR CUSTOMERS.

     Complex instrumentation systems that appear to be promising at early stages of development may not become fully operational for a number of reasons. These systems may:

     - be found ineffective;

     - be impossible or uneconomical to produce;

     - fail to achieve expected performance levels or industry acceptance; or

     - be precluded from commercialization by the proprietary rights of third parties.

     The complexity of both the UHTSS and AMCS has led to unexpected delays in their development that could lead to financial penalties and contractual disputes regarding the delivery and acceptance of these instruments by our customers. The successful implementation


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and operation of the UHTSS and AMCS will be a complex process requiring integration and coordination of a number of factors, including integration of and successful interface between complex advanced robotics, microfluidics, automated storage and retrieval systems and software and information systems. We may not be able to successfully integrate or implement all of the instrumentation needed for the UHTSS and AMCS. In addition, because we are also dependent in part on the performance of our customers and suppliers in order to deliver these platforms, our ability to timely deliver these platforms may be outside of our control.

     Some of our agreements with our customers provide for penalties to be paid by us if we do not meet development schedules contained in the agreements. Our agreement with Bristol-Myers provides for penalty payments up to a maximum of $1,000,000 if we fail to deliver the completed UHTSS by a specified time. In addition, Bristol-Myers may be able to withdraw from further development of the UHTSS without additional payment. Our agreement with Warner Lambert provides for penalty payments up to a maximum of $888,300 if we fail to deliver the completed AMCS according to a specified development schedule.

     We are currently behind schedule in the delivery and integration of Module 3, the software component of the UHTSS, under our agreement with Bristol-Myers and the delivery of the AMCS under our agreement with Warner Lambert. We currently expect to complete delivery and integration of Module 3 and delivery of the AMCS in the second half of 2000. Although we are currently negotiating with Bristol-Myers and Warner Lambert to modify the development schedules contained in those agreements, we are currently in the penalty phase under the Warner Lambert agreement. If we are unable to renegotiate the development schedules in these agreements, we could be required to pay penalties or enter into contractual disputes which could have a material adverse effect on our business, financial condition or results of operations.

EVEN IF WE SUCCESSFULLY COMPLETE THE DEVELOPMENT OF OUR UHTSS AND AMCS, OTHER LIMITATIONS OR DEFECTS MAY EMERGE LATER THAT COULD LIMIT THEIR UTILITY AND REDUCE OUR FUTURE ABILITY TO GENERATE REVENUES.

     As the UHTSS and AMCS are individually developed, integrated and used, it is possible that previously unanticipated limitations or defects may emerge. In addition, operators using the system may require substantial new technical skills and training. Unforeseen complications may arise in the development, delivery and operation of the UHTSS and AMCS that could materially delay or limit their use by us and our customers, substantially increase the anticipated cost of development of the systems, result in our breach of contractual obligations to our customers and others, or render the systems unable to perform at the quality and capacity levels required for success. We may not be able to successfully complete the development of the UHTSS and AMCS and achieve anticipated throughputs, gain industry acceptance of our approach to the identification of lead compounds or develop a sustainable profitable business. Any complications or delays could subject us to contractual disputes or litigation, limit our ability to use the UHTSS and AMCS for research and development as currently expected, reduce our future expected revenues from these instruments and have other material adverse effects on our business, financial condition or results of operations.

WE DEPEND ON COMMERCIAL RELATIONSHIPS WITH OTHER COMPANIES, AND OUR FAILURE TO SUCCESSFULLY MANAGE OUR EXISTING AND FUTURE RELATIONSHIPS COULD PREVENT US FROM COMMERCIALIZING MANY OF OUR PRODUCTS AND SUSTAINING PROFITABILITY OR REVENUE GROWTH.

     We have collaborative agreements with Bristol-Myers, Eli Lilly, Warner Lambert, Merck, and Pfizer to license our fluorescence assay technologies for their internal discovery research and to provide services on assay development. With the exception of Eli Lilly, these companies also


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participate in the co-development of the UHTSS for installation in their own facilities. In addition, we have developed or are developing assays for and/or implemented or implementing screening programs for Pharmacia & Upjohn, Inc., F.Hoffmann-LaRoche Ltd., American Home Products, Glaxo Wellcome, Roche Bioscience, Becton Dickinson, Allelix Biopharmaceuticals, Inc., Cystic Fibrosis Foundation, and Cytovia, Inc. Under these agreements, we have limited or no control over the resources that any collaborator may devote to our products or programs and we cannot assure you that our collaborators will continue to devote the same resources to our collaboration in the future. Our agreements generally may be terminated by the collaborator without cause upon short notice and in many cases without payment to us, which would result in our loss of anticipated revenue. In addition we cannot assure you that our collaborators will perform their obligations as expected or that we will derive any additional revenue from these agreements. Our present or future commercial relationships could be harmed if:

     - we do not deliver our services or systems when contractually specified;

     - we do not achieve our research and development objectives under our collaborative agreements;

     - we develop products and processes or enter into additional collaborative agreements that could conflict with the business objectives of our existing collaborative partners;

     - we disagree with our collaborative partners as to rights to intellectual property we develop;

     - we are unable to manage multiple simultaneous collaborative relationships;

     - our collaborative partners become competitors of ours or enter into agreements with our competitors;

     - consolidation in our target markets limits the number of potential collaborative partners; or

     - we are unable to negotiate additional agreements having terms satisfactory to us.

     Termination of our existing or future collaboration agreements, or the failure to enter into a sufficient number of additional collaborative agreements on favorable terms, could have a material adverse effect on our business, financial condition or results of operations.

WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE.

     We earned small profits in 1997 and 1999 but had an accumulated deficit of $21.6 million as of December 31, 1999. Our ability to sustain profitability will depend in part on our ability to:

     - successfully complete our UHTSS and AMCS on a timely basis;

     - successfully commercialize drug discovery services to pharmaceutical and biotechnology companies; and

     - gain industry acceptance of our systems, services and technologies.

     We expect to spend significant amounts of money to fund the expansion of our operations and the continued development of our products, systems and fluorescence assay and genomics technologies. As a result, we expect that our operating expenses will increase in the near term and, consequently, we will need to generate additional revenue to sustain profitability. Future revenue is uncertain because our ability to generate revenue will depend upon our ability to enter into new collaborative, service and license agreements, and to meet research, development and commercialization objectives under new and existing agreements. Even if we


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do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

OUR BUSINESS MODEL IS NEW, WHICH MAY DISCOURAGE THIRD PARTIES FROM USING OUR TECHNOLOGIES AND SERVICES.

     We intend to use our UHTSS and fluorescence assay technologies to rapidly identify for ourselves and our collaborators as many therapeutically relevant targets and compounds with as much commercial potential as possible. Historically, pharmaceutical and biotechnology companies have conducted molecular target screening and lead compound identification within their own internal research departments because of the highly proprietary nature of these discovery activities, due to the importance of these activities to drug discovery and development efforts and the desire to obtain maximum patent and other proprietary protection on the results of their programs. Pharmaceutical and biotechnology companies may choose not to outsource their drug discovery services needs to us. Our ability to succeed will be dependent, in part, upon the willingness of multiple pharmaceutical and biotechnology companies to accept our business model and to use our systems, services and technologies as a tool in the discovery and development of compounds with commercial potential.

     Because of the potential overlap of compounds and targets provided to us by our collaborators, conflicts may arise among collaborators as to rights to particular products developed as a result of being identified through the use of our technologies. Our failure to successfully manage existing and future collaborator relationships, maintain confidentiality among such relationships or prevent the occurrence of such conflicts could lead to disputes that result in, among other things, a significant strain on management resources, legal claims involving significant time and expense and loss of reputation, a loss of capital or a loss of collaborators, any of which could have a material adverse effect on our business, financial condition or results of operations.

WE MAY EXPEND SUBSTANTIAL FUNDS AND MANAGEMENT EFFORT TO PURSUE ADDITIONAL COLLABORATIVE ARRANGEMENTS WITH NO ASSURANCE OF SUCCESSFULLY SELLING OUR PRODUCTS OR SERVICES OR ENTERING INTO A COLLABORATIVE AGREEMENT.

     Our ability to enter into agreements with additional collaborators or to expand our agreements with existing collaborators depends in part upon our ability to convince potential collaborators that our technologies can help accelerate drug discovery efforts. This may require substantial time and effort on our part to educate potential collaborators and other users of our services and technologies on the efficiencies and potential benefits presented by our services and technologies. In addition, many of the collaborations involve the negotiation of customized terms regarding licensing, scope of agreement and types of services required. We cannot assure you that the expenditure of substantial funds and management effort to pursue collaborative opportunities will result in a collaboration yielding significant revenues to us.

OUR CURRENT AND POTENTIAL CUSTOMERS ARE PRIMARILY FROM, AND ARE SUBJECT TO RISKS FACED BY, THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES.

     We derive a substantial portion of our revenue from fees paid by pharmaceutical companies and larger biotechnology companies for our products and services. We expect that pharmaceutical companies and larger biotechnology companies will be our primary source of revenues for the foreseeable future. As a result, we are, and we expect to be, subject to risks and uncertainties that affect the pharmaceutical and biotechnology industries and to possible reduction and delays in research and development expenditures by companies in these industries. Our future revenues may also be adversely affected by mergers and consolidation in


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the pharmaceutical and biotechnology industries, which will reduce the number of our potential customers.

COMPETITION IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY RESULT IN COMPETING PRODUCTS AND TECHNOLOGIES THAT MAKE OUR PRODUCTS AND TECHNOLOGIES OBSOLETE.

     The pharmaceutical and biotechnology industry is characterized by rapid technological change. Competition is intense among pharmaceutical and biotechnology industries that attempt to identify compounds for development or support drug discovery efforts. Because we provide many types of technology, and the UHTSS instrumentation is designed to integrate different technologies, we compete in many areas, including instrumentation, software, assay development, high throughput screening and genomics. We compete with instrumentation and screening companies, the research departments of pharmaceutical and biotechnology companies and other commercial enterprises, as well as numerous academic and research institutions. Another technology provider may develop a product to compete with the UHTSS or AMCS or our fluorescence assay technology. Pharmaceutical, biotechnology and instrumentation companies that currently compete with us may merge or enter into alliances with other companies and become substantial multi-point competitors. Our collaborators or potential collaborators may assemble their own ultra-high throughput screening systems by purchasing components or contracting for services from competitors. Genomics and combinatorial chemistry companies may also expand their business to include compound screening or screen development. Many of these pharmaceutical and biotechnology companies, which represent the greatest potential market for our systems, services and technologies, have developed or are developing internal programs and other methodologies to improve productivity, including major investments in robotics technology to permit the automated screening of compounds. Our technological approaches, in particular the UHTSS, AMCS and our fluorescence assay technology, may be rendered obsolete or uneconomical by advances in existing technological approaches or the development of different approaches by our current or future competitors.

WE MAY NEED TO INITIATE LAWSUITS TO PROTECT OR ENFORCE OUR PATENTS OR OTHER PROPRIETARY RIGHTS, WHICH WOULD BE EXPENSIVE AND, IF WE LOSE, MAY CAUSE US TO LOSE SOME OF OUR INTELLECTUAL PROPERTY RIGHTS, WOULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET AND MAY CAUSE OUR STOCK PRICE TO DECLINE.

     We rely on patents to protect a large part of our intellectual property and our competitive position. Our patents, which have been or may be issued, may not afford meaningful protection for our technology and products. Our competitors may develop products and technologies similar to ours that do not conflict with our patents. In order to protect or enforce our patent rights, we may initiate patent litigation or proceedings against third parties, such as infringement suits or interference proceedings. Future lawsuits or proceedings could be expensive, take significant time, and could divert management's attention from other business concerns. They would put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. We may also provoke these third parties to assert claims against us. The patent position of biotechnology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. We cannot assure you that we will prevail in any of these suits or that the damages or other remedies awarded to us, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or others perceive any of these results to be negative, it could cause our stock price to decline.


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OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON
OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

     We may be sued for infringing on the patent rights of others. We may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products infringe a third party's proprietary rights. Because we produce many different technologies, there is the potential for patent infringement suits by a wide-range of companies that control patents for assay technologies, genomic technologies, software and instrumentation. The drug discovery industry, including screening technology companies, has a history of patent litigation and will likely continue to have patent litigation suits concerning drug discovery technologies. A number of patents have issued and may issue on certain fluorescence technologies, targets or their use in screening assays that could prevent us and our collaborators from developing assays using such technologies or targets, or relate to certain other aspects of technology that we use or expect to use. From time to time we receive invitations from third parties to license patents owned or controlled by third parties. We evaluate these requests and attempt to obtain licenses if they are compatible with our business objectives. We may not be able to obtain any licenses on acceptable terms, if at all. Our inability to obtain or maintain patent protection or necessary licenses could have a material adverse effect on our business, financial condition or results of operations.

OTHER METHODS OF PROTECTING OUR TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY, INCLUDING CONFIDENTIALITY AGREEMENTS WITH EMPLOYEES AND OTHERS, MAY NOT ADEQUATELY PREVENT DISCLOSURE OF PROPRIETARY INFORMATION.

     In addition to patent protection, we rely on a combination of copyright and trademark laws, trade secrets, know-how, and other contractual provisions and technical measures to protect our intellectual property rights. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, we require employees, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These measures may not provide meaningful protection for our trade secrets or other confidential information and technology. If these measures do not protect our rights, third parties could use our technology, and our ability to compete in our markets would be harmed. In the event of unauthorized use or disclosure of our confidential and proprietary information, we may not have adequate remedies. Despite our efforts, third parties may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain and maintain trade secret protection could adversely affect our competitive position.

IF WE ENGAGE IN ANY MERGER OR ACQUISITION TRANSACTIONS, WE WILL INCUR A VARIETY OF COSTS AND MAY POTENTIALLY FACE OTHER RISKS THAT COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS.

     If appropriate opportunities become available, we may consider acquiring businesses, technologies or products that we believe are a strategic fit with our business. We currently have no commitments or agreements with respect to any material acquisitions. If we do pursue an acquisition strategy, we could:

     - issue equity securities which could dilute current stockholders' percentage ownership;

     - incur substantial debt;

     - incur substantial distraction from our current business objectives; or

     - assume contingent liabilities.


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     We may not be able to integrate successfully any businesses, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. In addition, future acquisitions might negatively impact our business relations with our collaborators. Further, recent proposed accounting changes could result in a negative impact on our net income (loss) or results of operations from amortization of goodwill and/or other intangible assets related to any acquisition. Any of these adverse consequences could harm our business.

BECAUSE OUR PRODUCTS AND SERVICES CURRENTLY DEPEND ON COMPONENTS AND TECHNOLOGIES LICENSED FROM THIRD PARTIES, A BREACH BY US OF ANY OF THE TERMS OF THESE LICENSES, OR SHOULD ANY OF OUR LICENSORS LOSE THEIR RIGHTS UNDERLYING ANY OF OUR LICENSES, IT COULD RESULT IN OUR LOSS OF ACCESS TO THESE COMPONENTS AND TECHNOLOGIES AND COULD DELAY OR SUSPEND SEVERAL OF OUR RESEARCH AND DEVELOPMENT PLANS.

     Some aspects of our technology and products have been licensed from third parties. If we fail to maintain the right to use these components it could seriously harm our business, financial condition and results of operation. In particular, we are dependent, in part, on the patent rights licensed from third parties with respect to our fluorescence assay and screening technologies.

     Patent applications filed by us or our licensors may not result in patents being issued with respect to intellectual property we have licensed, claims of those patents may not offer sufficient protection, and any patents licensed by us may be challenged, narrowed, invalidated, or circumvented. We may also be subject to legal proceedings that result in the revocation of patent rights previously licensed to us, as a result of which we may be required to obtain licenses from others to continue to develop, test or commercialize our systems, services or technologies. We may not be able to obtain such licenses on acceptable terms, if at all, which would result in delays or a suspension of several of our research, development or commercialization plans.

OUR STOCK PRICE MAY BE PARTICULARLY VOLATILE BECAUSE OF THE INDUSTRY IN WHICH WE OPERATE.

     The market prices for securities of comparable technology companies, particularly life science companies, have been highly volatile and the market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies. Factors that could have a significant impact on the market price of our common stock include:

     - announcements of technological innovations or new commercial products by us or its competitors;

     - disputes or other developments concerning proprietary rights, including patents and litigation matters and the ability to patent genes and targets;

     - publicity regarding actual or potential results with respect to systems, services or technologies under development by us, our collaborative partners or our competitors;

     - regulatory developments in both the United States and foreign countries;

     - public concern as to the efficacy of new technologies;

     - general market conditions; and

     - quarterly fluctuations in our revenue and financial results.

In particular, the realization of any of the risks described in these "Risk Factors" could have a dramatic and materially adverse impact on the market price of our common stock. In the past,


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following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against those companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could materially affect our business, financial condition or results of operations.

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR STOCK PRICE.

     Our quarterly operating results have fluctuated in the past and are likely to do so in the future as a result of many factors, many of which are out of our control. For example, our revenues have varied dramatically as a result of the timing of fees we obtain under our various collaborative, technology licensing and services agreements, as these payments are frequently comparatively large and are recognized unevenly over time. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In this event, the market price of our common stock may fall abruptly and significantly. Because our revenue and operating results are difficult to predict, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. Some of the factors that could cause our operating results to fluctuate include:

     - termination of collaborative agreements;

     - our ability to enter into new agreements with collaborative partners or technology licensees;

     - our ability to complete delivery requirements under existing collaborative agreements;

     - our acquisition of complementary businesses or technologies; and

     - general and industry specific economic conditions, which may affect our customers' research and development expenditures.

     If revenue declines in a quarter, whether due to a delay in recognizing expected revenue or otherwise, our earnings will decline because many of our expenses are relatively fixed.

IF OUR CONTRACTORS AND VENDORS FAIL TO PROVIDE US WITH ESSENTIAL COMPONENTS THAT WE NEED TO CONTINUE RESEARCH AND DEVELOPMENT, WE WOULD EXPERIENCE DELAYS AND ADDITIONAL EXPENSES.

     We rely on a limited number of contractors, suppliers and vendors for the development, manufacture and supply of certain components in our informatics, robotics, automated storage and retrieval, liquid handling, microfluidics and detection devices. Although we believe that alternative sources for these components are available, any interruption in the development, manufacture or supply of a single-sourced component could have a material adverse effect on our ability to develop the UHTSS or other systems until a new source of supply is qualified. Any delay due to an interruption of this type could subject us to penalties for delays in delivery of the UHTSS and, as a result, could have a material adverse effect on our business, financial condition or results of operations. In addition, our current or future technology suppliers may not meet our requirements for quality, quantity or timeliness. If any of our current or future technology suppliers fails to deliver components, including mechanical components of the UHTSS or AMCS, that meet required specifications in a timely manner, or at all, it could significantly affect our ability to meet our contractual obligations to our UHTSS syndicate members and expose us to significant potential liabilities.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL AS NECESSARY, IT COULD HARM OUR RESEARCH AND DEVELOPMENT EFFORTS AND WOULD IMPAIR OUR ABILITY TO COMPETE.

     Our success depends to a significant degree upon the continued contributions of our board of directors, executive officers, management and staff. If we lose the services of one or more of these people, we may be unable to achieve our business objectives, meet our commitments under existing agreements and our stock price could decline. Dr. Timothy Rink, one of our directors, currently does not anticipate that he will stand for re-election at our 2000 annual meeting of stockholders. We may not be able to attract or retain qualified employees or board members in the future due to intense competition for qualified personnel among biotechnology and other technology-based businesses, particularly in the San Diego area. If we are unable to attract and retain the necessary personnel to accomplish our business objectives, we may experience resource constraints that will adversely affect our ability to meet the demands of our collaborative partners in a timely fashion or to support our ability to attract and retain highly skilled scientists, including individuals holding doctoral degrees in the basic sciences and engineers. All of our employees are at-will employees, which means that either we or an employee may terminate an employment relationship at any time.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR GROWTH, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our success will depend on our ability to expand and manage our operations and facilities. To be cost-effective and timely in the development and installation of our systems, services and technologies, we must coordinate the integration of multiple technologies in complex systems, both internally and for our collaborators. We may not be able to manage our growth, to meet the staffing requirements of additional collaborative relationships or successfully assimilate and train new employees. If we continue to grow, our existing management skills and systems may not be adequate and we may not be able to manage any additional growth effectively. If we fail to achieve any of these goals, there could be a material adverse effect on our business, financial condition or results of operations.

WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL REQUIRED TO FUND OUR OPERATIONS, OR WE MAY NEED TO ENTER INTO FINANCING ARRANGEMENTS WITH UNFAVORABLE TERMS WHICH COULD ADVERSELY AFFECT YOUR OWNERSHIP INTEREST AND RIGHTS AS COMPARED TO OTHER STOCKHOLDERS.

     We may be required to raise additional capital over a period of several years in order to expand our operations or acquire new technology. We may raise this additional capital through additional public or private equity financings, borrowings and other available sources. Our business or operations may change in a manner that would consume available resources more rapidly than anticipated, or substantial additional funding may be required before we can sustain profitable operations. If additional financing is required to operate our business, we cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products or technologies or otherwise respond to competitive pressures could be significantly limited.

     If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or such equity securities may provide for rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional funds through the issuance of debt securities, the debt securities would have rights, preferences and privileges senior to holders of common stock and the terms of that debt could impose restrictions on our operations.

OUR TECHNOLOGIES AND PRODUCTS MAY NOT RESULT IN THE DISCOVERY AND
COMMERCIALIZATION OF DRUG PRODUCTS AND WE MAY NOT GENERATE REVENUES FROM MILESTONES OR ROYALTIES IN THE FUTURE.

     Many of our agreements with collaborators and technology licensees provide that we may receive milestone payments or royalties based on future sales of drug products discovered through the use of our services, technologies and products. Use of our services, technologies or products may not result in the discovery of potential drug candidates that will be safe or effective. If our services, technologies and products assist in the development of commercialized pharmaceutical products, milestone payments and royalties would be generated only after:

     - lengthy and costly pre-clinical and clinical development efforts;

     - the receipt of necessary regulatory approvals, including approvals by the FDA and equivalent foreign authorities; and

     - the integration of manufacturing capabilities and successful marketing efforts, all of which must be performed by our collaborators.

     We do not currently intend to perform any of these activities. We cannot assure you that our collaborators will decide to develop or commercialize potential drug candidates identified through the use of our technologies. Development and commercialization of potential drug candidates depend not only on the achievement of research objectives by us and our collaborators, but also on each collaborator's own financial, competitive, marketing and strategic considerations, all of which are outside our control. If commercialization of lead compounds is successful, disputes may arise over payments to us. We do not expect to receive royalties or other revenues from commercial sales of products based upon any compound identified using our technologies for at least several years, if at all.

DRUG PRODUCTS DEVELOPED AND COMMERCIALIZED BY OUR COLLABORATIVE PARTNERS WILL LIKELY REQUIRE REGULATORY APPROVALS, WHICH MAY REDUCE OUR POTENTIAL REVENUES FROM MILESTONES OR ROYALTIES.

     If a collaborator successfully identifies a drug product for development and commercialization, it will likely be subject to extensive government regulation. Regulation by the FDA and other governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that may be developed by a collaborator. We do not currently plan to develop our own pharmaceutical products. Pharmaceutical products developed by our collaborators will require lengthy and costly pre-clinical and clinical trials and regulatory approval by governmental agencies prior to commercialization. Approvals may not be granted despite the substantial time and resources required to obtain approvals and comply with appropriate statutes and regulations. Delays in obtaining regulatory approvals would adversely affect the marketing of any drugs developed by our collaborators, diminish any competitive advantages that our collaborators may attain and therefore adversely affect our ability to receive royalties or milestone payments.

FUTURE SALES OF OUR COMMON STOCK BY EXISTING STOCKHOLDERS OR BY US COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that sales could occur could cause the market price of our common stock to drop. Likewise, additional equity financings or other share issuances by us could adversely affect the market price of our common stock.

WE MAY BE SUED FOR PRODUCT LIABILITY.

     We may be held liable if any product we develop, or any product which is made with the use of any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Although we currently maintain product liability insurance, we may not have sufficient insurance coverage against potential liabilities and we may not be able to obtain sufficient coverage at a reasonable cost. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may not be able to maintain current amounts of insurance coverage, obtain additional insurance, or obtain insurance at a reasonable cost, which could prevent or inhibit the our commercialization of products or technologies. If we are sued for any injury caused by our technology or products, our liability could exceed our total assets.

OUR ACTIVITIES INVOLVE THE USE OF HAZARDOUS MATERIALS, WHICH SUBJECT US TO REGULATION, RELATED COSTS AND DELAYS AND POTENTIAL LIABILITIES.

     Our business involves the controlled storage, use and disposal of hazardous materials, including chemical, biological and radioactive materials. We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could incur significant costs or impairment of our research, development or production efforts in order to comply with current or future environmental laws and regulations.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could discourage potential take-over attempts and could adversely affect the market price for our common stock. Because of these provisions, you may not be able to receive a premium on your investment.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

        Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of the company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                       WHERE YOU CAN GET MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov."

        We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13 (a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934:


        - Annual Report on Form 10-K for the year ended December 31, 1999 as amended by Form 10-K/A filed on March 22, 2000;


        - Notice of Annual Meeting and Proxy Statement for the 1999 Annual Meeting of Stockholders held on May 4, 1999; and

        - Registration statement on Form S-1, as amended, which includes a description of our common stock.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                         Aurora Biosciences Corporation
                         11010 Torreyana Road
                         San Diego, CA 92121
                         Attn: Investor Relations
                         (858) 404-6600

                              SELLING STOCKHOLDERS



        We are registering for resale certain shares of our common stock held by the selling stockholders identified below. The following table sets forth:

        -       the name of the selling stockholders;

        - the number and percent of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

        - the number of shares of our common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus; and

        - the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the resale shares (assuming all of the resale shares are sold by the Selling Securityholders).

This information is based upon information provided by each respective selling stockholder, schedules 13G and other public documents filed with the SEC, and assumes the sale of all of the resale shares by the selling stockholders. The term "selling stockholders" includes the stockholders listed below and their transferees, pledgees, donees or other successors. The applicable percentages of ownership are based on an aggregate of 19,633,183 shares of common stock issued and outstanding as of February 29, 2000.



                                                      SHARES BENEFICIALLY
                                                              OWNED                                  SHARES BENEFICIALLY OWNED
                                                        PRIOR TO OFFERING          NUMBER OF              AFTER OFFERING
                                                  ----------------------------   SHARES BEING        -------------------------
SELLING STOCKHOLDERS                                NUMBER             PERCENT      OFFERED          NUMBER          PERCENT
----------------                                  ---------             ----       ---------         -------         ---------
Funds Managed by                                  1,300,000             6.6%       1,300,000              --               *
   Janus Capital Corporation (1)
   100 Fillmore Street
   Denver, CO 80206

Funds Managed by                                    539,200             2.8%         400,000         139,200               *
   Blackrock Financial Management, Inc. (2)
   1600 Market Street, 28th Floor
   Philadelphia, PA

Funds Managed by                                    100,000               *          100,000              --               *
   Tisch Financial Management (3)
   655 Madison Avenue, 8th Floor
   New York, New York 10021


-----------------------------

*     Less than 1%


(1) Includes 919,050 shares held by Bouybreese & Co., a nominee for a registered investment company managed by Janus Capital Corporation and 380,950 shares beneficially owned by Bookbend & Co., a nominee for a registered investment company managed by Janus Capital Corporation.


(2) Includes 400,000 shares held by Barnett and Co. and beneficially owned by BlackRock Funds, Small Cap Growth Equity Portfolio. Also includes 139,200 shares beneficially owned by BlackRock Funds, Micro-Cap Equity Portfolio.

(3) Includes 50,000 shares held by Baker Bros. Investments, LLC and 50,000 shares held by Four Partners.

                              PLAN OF DISTRIBUTION


        The resale shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at:

        -       fixed prices;

        -       market prices at the time of sale;

        -       varying prices determined at the time of sale; or

        -       negotiated prices

        The selling stockholders may offer their resale shares in one or more of the following transactions:

        - on any national securities exchange or quotation service at which the Aurora common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

        -       in the over-the-counter market;

        -       in private transactions;

        -       through options; and

        - by pledge to secure debts and other obligations, or a combination of any of the above transactions.

        If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

        The resale shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

        Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under rule 144 rather than under the terms of this prospectus. The selling stockholders may transfer, will or gift such shares by other means not described in this prospectus.

        To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act which may limit the timing of purchases and sales of common stock by the selling stockholders or any other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

        We will pay all costs and expenses associated with the registration of the resale shares. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this offering will be approximately $153,694. All expenses for the issuance of a supplement to this prospectus, when requested by selling stockholder(s), will be paid by the requesting stockholder(s). The selling stockholders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of the resale shares by them.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the resale of the shares of common stock offered by the selling stockholders.

                                  LEGAL MATTERS

        Cooley Godward LLP will pass upon the validity of the issuance of the common stock offered by this prospectus.

                                     EXPERTS


        Ernst & Young LLP, independent auditors, have audited our financial statements included in our annual report on Form 10-K/A for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS 1,800,000 SHARES NOT AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER AND SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS COMMON STOCK PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.


                                TABLE OF CONTENTS




                                                                             PAGE
                                                                             ----
AURORA BIOSCIENCES CORPORATION ........................................        1
RISK FACTORS ..........................................................        2
DISCLOSURE REGARDING FORWARD
LOOKING STATEMENTS ....................................................       13
WHERE YOU CAN GET MORE INFORMATION ....................................       13
SELLING STOCKHOLDERS ..................................................       14
PLAN OF DISTRIBUTION ..................................................       15
USE OF PROCEEDS .......................................................       16
LEGAL MATTERS .........................................................       16
EXPERTS ...............................................................       16




                               -------------------



                                1,800,000 Shares


                                  Common Stock


                               AURORA BIOSCIENCES
                                   CORPORATION


                               -------------------



                                   PROSPECTUS



                               -------------------



                                __________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):


            SEC Registration Fee ...................          33,694
            Nasdaq National Market Listing Fee .....          17,500
            Legal fees and expenses ................          75,000
            Accounting fees and expenses ...........          20,000
            Printing and engraving expenses ........           5,000
            Transfer agent fees ....................           2,500
                                                             -------
                     Total .........................         153,694
                                                             =======


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

        The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.

(a) Exhibits.

EXHIBIT NO.       DESCRIPTION


4.1* Form of Common Stock Purchase Agreement between the Registrant and each selling stockholder dated February 4, 2000.

5.1*              Opinion of Cooley Godward LLP.


23.1              Consent of Ernst & Young LLP, Independent Auditors.

23.2              Consent of Cooley Godward LLP. Reference is made to Exhibit
                  5.1.


24.1*              Power of Attorney.

--------------
*Previously filed.


ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES




        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 22, 2000.



                                       AURORA BIOSCIENCES CORPORATION

                                       By: /s/ Stuart J. M. Collinson
                                          -------------------------------------
                                          Stuart J. M. Collinson
                                          Chief Executive Officer
                                          and President


                                POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



         SIGNATURE                                TITLE                                        DATE
         ---------                                -----                                        ----
/s/ Stuart J. M. Collinson              Chief Executive Officer,                          March 22, 2000
--------------------------------        President and Director
Stuart J. M. Collinson                  (PRINCIPAL EXECUTIVE OFFICER)

/s/ John Pashkowsky*                    Senior Director, Finance and Treasurer            March 22, 2000
--------------------------------        (PRINCIPAL FINANCIAL AND
John Pashkowsky                         ACCOUNTING OFFICER)

/s/ James C. Blair*                     Director                                          March 22, 2000
--------------------------------
James C. Blair

/S/ Hugh Y. Rienhoff, Jr.*              Director                                          March 22, 2000
--------------------------------
Hugh Y. Rienhoff, Jr.

/S/ Timothy J. Rink*                    Director                                          March 22, 2000
--------------------------------
Timothy J. Rink

/S/ Roy A. Whitfield*                   Director                                          March 22, 2000
--------------------------------
Roy A. Whitfield

/S/ Timothy J. Wollaeger*               Director                                          March 22, 2000
--------------------------------
Timothy J. Wollaeger

*By: /s/ Stuart J. M. Collinson
    ----------------------------
    Stuart J. M. Collinson
    Attorney-in-Fact


                                  EXHIBIT INDEX



EXHIBIT NO.       DESCRIPTION

4.1* Form of Common Stock Purchase Agreement between the Registrant and each selling stockholder dated February 4, 2000.

5.1*              Opinion of Cooley Godward LLP.

23.1              Consent of Ernst & Young LLP, Independent Auditors.

23.2              Consent of Cooley Godward LLP. Reference is made to Exhibit
                  5.1.

24.1*             Power of Attorney. Reference is made to page II-4.

---------------
* Previously filed.